                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                HEALTHDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              (LOGO) HEALTHDYNE

                               1850 PARKWAY PLACE
                            MARIETTA, GEORGIA 30067

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 20, 1995

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Healthdyne, Inc. (the "Company"), which will be held at the Stouffer Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, on Tuesday, June 20, 1995 at 10:30 a.m., Atlanta time. Holders of the Company's outstanding Common Stock at the close of business on May 19, 1995, will be entitled to consider and vote on the following matters:

          (1) To elect a Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.

          (2) To transact any and all other business as may properly come before the meeting or any adjournment thereof.

     Detailed information relating to the above matters is set forth in the accompanying Proxy Statement, dated May 23, 1995. Whether or not you expect to attend the Annual Meeting, please sign, date and return the accompanying proxy card in the enclosed postage-prepaid envelope. If for any reason you desire to revoke your proxy, you can do so at any time before the voting by giving notice of such revocation to the Secretary of the Company.

     I look forward to welcoming you at the meeting.

                                          Very truly yours,

                                          J. Brent Burkey
                                          Secretary

Marietta, Georgia
May 23, 1995

                                HEALTHDYNE, INC.
                               1850 PARKWAY PLACE
                            MARIETTA, GEORGIA 30067

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 20, 1995

                              GENERAL INFORMATION

     This proxy statement and the accompanying form of proxy are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Healthdyne, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Stouffer Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30329, on June 20, 1995, at 10:30 a.m., and any adjournment thereof. It is proposed that this proxy statement and accompanying form of proxy will be sent to the Company's shareholders on or about May 24, 1995. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed by the shareholder executing the proxy unless it is revoked. If no directions are given on the proxy with respect to any particular matter to be acted upon, the shares represented by the proxy will be voted in favor of such matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by the execution of another proxy bearing a later date or by written notification to the Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person if they so desire. The Company's 1994 Annual Report to Shareholders is also enclosed and should be read in conjunction with the matters set forth herein.

     The mailing address of the principal executive offices of the Company is 1850 Parkway Place, Marietta, Georgia 30067.

     Only shareholders of record as of the close of business on May 19, 1995, will be entitled to notice of and to vote at the Annual Meeting. As of that date, the Company had outstanding 15,367,852 shares of Common Stock, par value $.01 per share (the "Common Stock"), each share being entitled to one vote. A majority of the Common Stock outstanding on the record date shall constitute a quorum. Under Georgia law, assuming a quorum is present, directors are elected by a plurality of the votes cast and other matters are approved if the votes cast in favor of each such matter exceed the votes cast opposing the matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on such matters.

                            1. ELECTION OF DIRECTORS

     The Board of Directors recommends the election of the nine nominees named in this proxy statement as directors, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. All of the nominees are members of the present Board and were elected at the last annual meeting of shareholders.

     The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, should any of such nominees become unable to serve, the proxies may be voted in the discretion of those persons named as proxies in the form of proxy for a substitute nominee or nominees, or to allow the vacancy created thereby to remain open until filled by the Board, or to reduce the size of the full Board.

                           MANAGEMENT OF THE COMPANY

NOMINEES FOR DIRECTORS

     The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each of the nominees for election as a director are set forth below.

     PARKER H. PETIT, 55, has been Chairman of the Board and Chief Executive Officer of the Company since 1970. Mr. Petit is also a director of Healthdyne Technologies, Inc. and Atlantic Southeast Airlines, Inc.

     J. TERRY DEWBERRY, 51, has been a director of the Company since 1981 and has served as Vice Chairman of the Company since March 1992. From September 1987 until that time he was President and Chief Operating Officer of the Company and was Executive Vice President of the Company from August 1984 to September 1987.

     J. PAUL YOKUBINAS, 57, has been a director of the Company since 1971 and has served as President and Chief Operating Officer since March 1992. From May 1991 until March 1992 he was Vice President of Business Development of the Company. Prior thereto, from February 1987 to January 1991, he served as President and principal investor in C.Q.I. International, Inc., a privately-held holding company.

     WILLIAM J. GRESHAM, JR., 52, has been a director of the Company since 1985. He has been a consultant to The Miller Richmond Company, a real estate management and brokerage firm, since March 1992 and previously was a consultant to the Landmark Group, a real estate management and development firm, from June 1990 to February 1992. Prior thereto, he was Chairman of the Board and President of City Group, Inc., a real estate development firm, from October 1989 to June 1990 and also Chairman of the Board from September 1987.

     CHARLES R. HATCHER, JR., M. D., 64, has been a physician since 1962 and has served as Director and Vice President for Health Affairs at the Robert W. Woodruff Health Sciences Center of Emory University since 1984, and Professor of Surgery at the Emory University School of Medicine since 1971. Dr. Hatcher is also a director of Life of the South Corporation.

     ALEXANDER H. LORCH, 71, has been a director of the Company since 1985 and is retired. Mr. Lorch was Executive Vice President of Lockheed-Georgia, Co., a division of Lockheed Corporation, and Vice President of Lockheed Corporation, an aerospace manufacturer, from 1975 to February 1985, as well as President of Lockheed-Georgia International Service, also a subsidiary of Lockheed Corporation, from 1980 to February 1985. Mr. Lorch was also Chairman of the Board of Murdock Engineering Co., a subsidiary of Lockheed Corporation, from 1981 to February 1985. Mr. Lorch is also a director of Healthdyne Technologies, Inc.

     CARL E. SANDERS, 70, is Chairman of Troutman Sanders, an Atlanta based law firm which the Company retained in 1994 and may retain in the future, and has been a director of the Company since 1986. Mr. Sanders is also a director of Carmike Cinemas, Inc., The Actava Group, Inc., Norrell Corporation and Roadmaster Industries, Inc.

     MORRIS S. WEEDEN, 75, has been a director of the Company since 1987 and is retired. Mr. Weeden was Chairman and President of CytRx Biopool Limited, a pharmaceutical and diagnostic company from March 1987 to August 1987 and was Vice Chairman -- Board of Directors of Morton Thiokol, Inc., a salt, chemical, pharmaceutical, household and aerospace products manufacturer, from March 1980 to December 1984. Mr. Weeden is also a director of Xytronyx, Inc.

     FREDERICK P. ZUSPAN, M.D., 73, has been a physician since 1951 and has served as a director of the Company since July 1993. Dr. Zuspan has been Professor and Chairman Emeritas, Department of Obstetrics and Gynecology at the Ohio State University College of Medicine since July 1991 and Editor-in-Chief of the American Journal of Obstetrics and Gynecology since 1991. Dr. Zuspan was previously Professor of the Ohio State University College of Medicine from 1987 to 1991 and Professor and Chairman of the Department of Obstetrics and Gynecology at the Ohio State University College of Medicine from 1983 to 1991, at the University of Chicago, Pritzker School of Medicine from 1966 to 1975, and at the Medical College of Georgia from 1960 to 1966.

STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 1, 1995 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each director of the Company, (iii) each named executive officer, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL         PERCENT OF
                  NAME OF BENEFICIAL OWNER                      OWNERSHIP(1)(2)        CLASS(1)(2)
- -------------------------------------------------------------  -----------------       -----------
Parker H. Petit..............................................      1,738,261(3)(4)         11.3%
Wellington Management Company................................      1,505,880(5)             9.8%
Gruber & McBain Capital Management, Inc......................      1,073,000(5)             7.0%
J. Terry Dewberry............................................        148,525                 --
J. Paul Yokubinas............................................        147,398                 --
J. Brent Burkey..............................................         67,061                 --
Donald R. Millard............................................         58,088(6)              --
William J. Gresham, Jr.......................................         11,000                 --
Charles R. Hatcher, Jr., M.D.................................          7,500                 --
Alexander H. Lorch...........................................         18,500                 --
Carl E. Sanders..............................................         75,000                 --
Morris S. Weeden.............................................         12,500                 --
Frederick P. Zuspan, M.D.....................................          2,500
All executive officers and directors as a group (12
  persons)...................................................      2,301,333               14.9%

- ---------------

 -- Less than 1%
(1) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days as well as any securities owned by such person's spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares held by them.

(2) With respect to each person in the table, assumes that such person has exercised all options, warrants and other rights to purchase Common Stock exercisable within 60 days beneficially owned by him or that no other person has exercised any such rights.
(3) Does not include 295,130 shares owned by Bank South, N.A., Atlanta, Georgia, as Trustee for the benefit of two of Mr. Petit's children. Mr. Yokubinas, an officer and a director of the Company, is a member of a self-perpetuating, three-member advisory committee that has power to remove the Trustee and to direct the Trustee as to the voting and disposition of the shares owned by the Trustee except that the advisory committee has no such power during the lifetime of Mr. Petit if the shares held by Mr. Petit and the trust, when aggregated, are "significant from the viewpoint of voting control" of the Company. Both the Trustee and the advisory committee consider the shares owned by the Trustee to be significant in terms of voting control. In the absence of direction by the advisory committee, the Trustee has sole power to direct the voting and disposition of these securities. Also does not include 3,834 shares held by Gary F. Eubanks as Trustee for the benefit of two of Mr. Petit's children.
(4) Includes 3,750 shares held by Mr. Petit as custodian for one of his children.
(5) This information is as of the date set forth in and based solely on the respective Schedules 13D and 13G furnished to the Company by these entities. Wellington Management Company's address is 75 State Street, Boston, Massachusetts, 02109 and Gruber & McBain Capital Management, Inc.'s address is 50 Osgood Place, San Francisco, California, 94133.
(6) Includes 2,000 shares issuable upon conversion of 8% Convertible Subordinated Debentures of the Company owned by Mr. Millard.

BOARD COMMITTEES AND ATTENDANCE

     The Company's Board of Directors has a Compensation Committee composed of Parker H. Petit, William J. Gresham, Jr., Charles R. Hatcher, Jr., M.D., Carl E. Sanders and Morris S. Weeden. The Compensation Committee is responsible for the recommendation and approval of salaries of executive officers. The Compensation Committee held one meeting during the year ended December 31, 1994.

     The Board of Directors has a standing Audit Committee composed of Alexander
H. Lorch, Charles R. Hatcher, Jr., M.D., and Morris S. Weeden. The Audit Committee reviews the scope of the audit of the Company's consolidated financial statements by independent public accountants and their report on such audit, evaluates audit performance and reports on such matters to the Board of Directors. The Audit Committee held four meetings during the year ended December 31, 1994.

     The Board of Directors has a Nominating Committee composed of Parker H. Petit, William J. Gresham, Jr., Charles R. Hatcher, Jr., M.D. and Frederick P. Zuspan, M.D. The Nominating Committee is responsible for nominating individuals to stand for election to the Board at the annual meetings of the Company's shareholders and to fill any vacancies on the Board that may occur from time to time. The committee does not have a specific procedure for considering nominees recommended by shareholders. The Nominating Committee, in conjunction with the Board of Directors, held one meeting during the year ended December 31, 1994.

     During the year ended December 31, 1994, the Board of Directors held eleven meetings. Each of the Directors standing for re-election attended more than 75% of the total number of Board meetings and meetings of committees of which he was a member during 1994.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company serving as of December 31, 1994 (these five individuals, collectively, the "named executive officers") for their services in all capacities to the Corporation and its subsidiaries during the past three years:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                             ------------------------
                                               ANNUAL COMPENSATION           SECURITIES     ALL OTHER
               NAME AND                  -------------------------------     UNDERLYING     COMPENSA-
          PRINCIPAL POSITION             YEAR     SALARY($)     BONUS($)     OPTIONS(#)     TION($)(1)
- ---------------------------------------  ----     ---------     --------     ----------     ---------
Parker H. Petit........................  1994     $ 371,877     $150,000       185,000       $ 2,055
  Chairman of the Board and              1993       350,016        --          170,000         2,467
  Chief Executive Officer                1992       342,930        --           32,500         3,258
J. Terry Dewberry......................  1994       223,750       90,000       110,000         2,055
  Vice Chairman                          1993       210,000        --           45,000         2,340
                                         1992       209,167        --            5,000         3,258
J. Paul Yokubinas......................  1994       208,333       84,000        35,000         2,055
  President and Chief Operating Officer  1993       190,000        --           55,000         2,202
                                         1992       188,486        --           23,750         3,258
J. Brent Burkey........................  1994       198,750       60,000        40,000         2,055
  Senior Vice President, General         1993       185,000        --           40,000         2,047
  Counsel and Secretary                  1992       183,667        --            5,000         3,258
Donald R. Millard......................  1994       188,750       57,000        30,000         2,055
  Vice President -- Finance, Chief       1993       175,000        --           30,000         --
  Financial Officer and Treasurer        1992       173,583        --            5,000         3,212

- ---------------

(1) Represents the Company's matching contributions to the named executive officers under the Company's tax-qualified 401(k) Profit Sharing Plan accrued during the twelve months indicated.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1991 and 1993 Stock Option Plans to the named executive officers of the Company as of the end of the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                                  ----------------------                                     POTENTIAL
                                                 % OF                                       REALIZABLE
                                                 TOTAL                                   VALUE AT ASSUMED
                                  NUMBER OF     OPTIONS                                    ANNUAL RATES
                                  SECURITIES    GRANTED                                   OF STOCK PRICE
                                  UNDERLYING      TO          EXERCISE                   APPRECIATION FOR
                                   OPTIONS     EMPLOYEES       OR BASE                      OPTION TERM
                                   GRANTED     IN FISCAL        PRICE      EXPIRATION   -------------------
              NAME                  (#)(1)       YEAR         ($/SH)(2)       DATE       5% ($)    10% ($)
- --------------------------------  ----------   ---------     -----------   ----------   --------   --------
Parker H. Petit.................    125,000      15.47%         $6.56        05/03/99   $226,550   $500,618
                                     30,000       3.71%          5.81        06/28/99     48,155    106,411
                                     30,000       3.71%          8.31        10/26/99     68,876    152,200
J. Terry Dewberry...............     75,000       9.28%          6.56        05/03/99    135,930    300,370
                                     15,000       1.85%          5.81        06/28/99     24,077     53,205
                                     20,000       2.47%          8.31        10/26/99     45,917    101,466
J. Paul Yokubinas...............     15,000       1.85%          5.81        06/28/99     24,077     53,205
                                     20,000       2.47%          8.31        10/26/99     45,917    101,466
J. Brent Burkey.................     10,000       1.23%          6.56        05/03/99     14,137     40,049
                                     15,000       1.85%          5.81        06/28/99     24,077     53,205
                                     15,000       1.85%          8.31        10/26/99     34,438     76,100
Donald R. Millard...............     15,000       1.85%          5.81        06/28/99     24,077     53,205
                                     15,000       1.85%          8.31        10/26/99     34,438     76,100

- ---------------

(1) These options to purchase the Company's Common Stock were granted as follows:
     On May 3, 1994, 125,000, 75,000 and 10,000 option shares, respectively, to Messrs. Petit, Dewberry and Burkey; on June 28, 1994, 30,000 option shares to Mr. Petit and 15,000 option shares each to Messrs. Dewberry, Yokubinas, Burkey and Millard; and on October 26, 1994, 30,000, 20,000, 20,000, 15,000
     and 15,000 option shares, respectively, to Messrs. Petit, Dewberry, Yokubinas, Burkey and Millard. For each option granted on May 3, 1994, the shares subject to the option grants became exercisable in full on the date of the option grant. For the remaining options granted in 1994, 33% of the shares subject to the option grants become exercisable in cumulative increments on the first, second and third anniversary date of the option grants. The options each have a term of five years from the date of grant and are not transferable, otherwise than by will or the laws of descent and distribution. Except as provided in each of the option agreements, the options may not be exercised unless employment with the Company or an affiliate or subsidiary continues. Options granted under the plans will expire (i) immediately upon the employee's termination for good cause; (ii) three months after the date of termination for reason other than good cause; (iii) three months after the employee's voluntary termination; (iv) one year after the employee's death or disability; or (v) five years from the date of the grant. The purchase price of the shares subject to these options may be paid (i) in cash; (ii) through the surrender of previously owned stock of the Company; or (iii) a combination of cash and previously owned stock of the Company. The optionees are obligated to reimburse the Company at the time of any exercises of the options for any taxes required to be withheld by the Company under federal, state or local law as the result of the exercise of the options.
(2) The exercise price of the outstanding options to purchase the Company's Common Stock will be reduced substantially in connection with the spin-off to the shareholders of the Company (the "Spin-off") of the Company's former 81%-owned subsidiary, Healthdyne Technologies, Inc. ("Technologies"), effective May 22, 1995. Each outstanding stock option held by an employee or a director of the Company will be adjusted immediately prior to the Spin-off so as to represent two separately exercisable options: one to purchase Common Stock of the Company and one to purchase Technologies Common Stock. The exercise prices of the Company Option and the Technologies Option will be determined following the Spin-off on a basis intended to preserve, but not enhance, the economic value of the options held prior to the Spin-off.

STOCK OPTION EXERCISES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                 NUMBER OF                VALUE OF UNEXERCISED
                                                           SECURITIES UNDERLYING        IN-THE-MONEY OPTIONS AT
                                 SHARES       VALUE       UNEXERCISED OPTIONS AT              LAST FISCAL
                                ACQUIRED     REALIZED     LAST FISCAL YEAR END(#)           YEAR END(#)(2)
                               ON EXERCISE     ($)      ---------------------------    ---------------------------
               NAME                (#)         (1)      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- -----------------------------  -----------   --------   -----------   -------------    -----------   -------------
Parker H. Petit..............        -0-     $    -0-     233,333        184,167        $ 239,167      $ 184,032
J. Terry Dewberry............        -0-          -0-     113,333         66,667          121,750         60,350
J. Paul Yokubinas............        -0-          -0-      79,166         79,584           17,707         68,267
J. Brent Burkey..............        -0-          -0-      46,666         58,334           27,524         59,100
Donald R. Millard............     15,000       37,500      33,333         51,667            9,166         51,183

- ---------------

(1) Represents the excess of the fair market value of the stock at the time of exercise above the exercise price of the options.
(2) Based on $8.00, the last sale price of the Company's Common Stock on December 30, 1994.

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers receive a fee of $3,000 per quarter, plus $1,000 for each Board meeting and $750 for each Committee meeting attended, and are reimbursed for any travel expenses incurred.

PENSION PLAN

     The named executive officers participate in a non-qualified pension plan. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under this pension plan which provides benefits based on remuneration that is covered under the plan and years of service with the Company and its affiliates.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE
                                      --------------------------------------------------------------
            REMUNERATION                10        15         20         25          30         35
- ------------------------------------  ------   --------   --------   --------    --------   --------
$ 75,000............................  $7,000   $ 18,250   $ 29,500   $ 29,500    $ 29,500   $ 29,500
 100,000............................  14,500     29,500     44,500     44,500      44,500     44,500
 125,000............................  22,000     40,750     59,500     59,500      59,500     59,500
 150,000............................  29,500     52,000     74,500     74,500      74,500     74,500
 175,000............................  37,000     63,250     89,500     89,500      89,500     89,500
 200,000............................  44,500     74,500    104,500    104,500     104,500    104,500

     Remuneration covered by the benefit award is based on the average base salary of the executive for the three years in which his base salary is the highest. This amount for each of the named executive officers participating in the plan as of the end of the last fiscal year was $354,941, $214,306, $195,606, $189,139 and $179,111, respectively, for Messrs. Petit, Dewberry, Yokubinas, Burkey and Millard. The estimated years of service for each named executive officer as of the end of the last fiscal year was 24 years for Mr. Petit, 14 years for Mr. Dewberry, 11 years for Mr. Yokubinas, 12 years for Mr. Burkey and 8 years for Mr. Millard. Benefits shown are computed as a diminishing single life annuity beginning at age 65 with annual reductions equal to the annual increases in primary social security benefits. The base salary used to calculate covered compensation is the same figure reported in the "Salary" column of the Summary Compensation Table. See "Change of Control Arrangements" below for a discussion of the effects of a "change of control" of the Company on these retirement benefit awards.

CHANGE OF CONTROL ARRANGEMENTS

     In February 1988, the Company entered into agreements with Messrs. Petit, Dewberry, Burkey and Millard, and in October 1993, entered into a similar agreement with Mr. Yokubinas entitling them to certain benefits upon specified terminations of employment within three years following a "change in control" of the Company (defined in these agreements to include, among other things, the sale or distribution in transactions such as the Spin-off of 70% or more of the Company's assets in one or a series of related transactions). The agreements with Messrs. Petit, Dewberry, Burkey and Millard will remain in effect through February 3, 1997 and the agreement with Mr. Yokubinas will remain in effect through October 27, 1997. Each agreement provides that in the event of a change in control of the Company, the executive officer concerned will be entitled to certain benefits upon his subsequent termination of employment during the term of the agreement unless such termination is (i) because of his death, disability or retirement, (ii) by the Company for cause, or (iii) with respect to the executive officer, by the executive officer, other than for "good reason." A number of circumstances entitle the executive officer to treat a good faith termination on his part as being a termination for good reason. These include an adverse change in the executive officer's compensation, discontinuation of certain benefits, the assignment of duties inconsistent with his status or duties in effect immediately prior to the change in control of the Company, the relocation of the Company's principal executive office to a location outside of Marietta, Georgia, or the Company's requiring the executive officer to be based anywhere other than the Company's principal executive office.

     If an executive officer's employment with the Company or its subsidiaries terminates following consummation of a change in control of the Company other than under the circumstances set forth in clauses (i), (ii) or (iii) of the preceding paragraph, he will be entitled to receive his full base salary through the date of termination and a lump sum severance payment equal to three times the executive officer's average annual base salary and other income derived from the Company which is reportable for federal tax purposes for the five years preceding the date of his termination. In addition, an executive officer will be entitled to receive for a period of three years after the date of his termination all life, disability, health insurance coverage and other fringe benefits equivalent to those in effect at the date of termination. If a change in control had taken place on March 31, 1995, Messrs. Petit, Dewberry, Yokubinas, Burkey and Millard would have been entitled to receive approximately $2,611,195, $1,692,621, $618,199, $1,356,016, and $627,346, respectively, upon termination of employment as contemplated under these agreements. In addition, if any such payments constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, the Company would be obligated under these agreements to reimburse each executive officer for the excise taxes resulting from such excess parachute payments and from any reimbursements thereof paid by the Company.

     In the event of a "change of control" of the Company (defined to include, among other things, the sale or distribution in transactions such as the Spin-off of 33% or more of the Company's assets in one or a series of related transactions), all benefits accrued to date under the Company's nonqualified pension benefit awards described above immediately vest and each executive officer may require the Company to place in trust for the executive officer's benefit an amount of money equal to the present value of the executive officer's accrued retirement benefit. The executive officers who received these benefit awards and the amounts that the Company would be required to place in trust for each such executive officer as of December 31, 1994, if requested thereunder, are as follows: Parker H. Petit -- $863,251; J. Terry Dewberry -- $230,084; J. Paul Yokubinas -- $242,072; J. Brent Burkey -- $145,175; and Donald R.
Millard -- $73,464.

COMPENSATION COMMITTEE REPORT ON CORPORATE COMPENSATION

     Overall Objectives and Approach. In making its compensation determinations, the Company's Compensation Committee evaluates, on both an absolute and relative basis, a variety of Company financial results (including sales, earnings, return on equity, return on assets and balance sheet strength), market share and competitive position, the potential for future growth, the overall importance of the individual to the organization, the individual and group performance of senior management, and compensation levels at comparable companies, especially within the healthcare industry. In formulating its determinations, it recognizes and rewards achievements on an annual basis, while emphasizing the value and importance of sustained long-term performance and recognition of developing trends within the healthcare industry. The Committee reviews information prepared or compiled by the Company, as well as the business experience of the individual members of the Committee.

     Cash Compensation. Officers and other employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. The salary of most officers is generally reviewed annually at the beginning of each year, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. Raises in salaries were granted in 1994 based upon the factors described above as well as recognition that no increases in salary levels had been granted to executive officers during the preceding year.

     Under the incentive bonus plan for 1994, many salaried employees, including the named executive officers, received a bonus based upon a financial formula and the performance of the Company in comparison to its operating budget. A similar bonus program based upon Company achievement as compared to budgeted goals is in effect for 1995. In the Committee's view, the cash compensation set out in the Summary

Compensation Table appropriately reflects the above factors in the context of the current competitive environment and historical practices.

     Stock Options. The Company grants stock options to a substantial number of its employees, a policy followed since the Company first became a public company. The grants generally have been based on guidelines that take salary level, tenure, individual performance rating and importance to the Company into account. Stock options have been granted at exercise prices equal to the market price on the date of grant, typically become exercisable in three annual installments commencing on the first anniversary of the grant, and expire on the fifth anniversary.

     CEO Compensation. The compensation of Mr. Petit, including stock options, is based upon the performance of the Company and, in addition to the factors considered for other named executive officers, upon the important role Mr. Petit plays within the Company as its founder, spokesman and chief executive officer. As with the other named executive officers of the Company, Mr. Petit's base compensation remained unchanged in 1993 but was increased in 1994. A bonus was awarded to Mr. Petit for 1994 based on the Company's performance in comparison to its operating plan. Although the bonus plan is subject to a financial formula, adjustments to Mr. Petit's base compensation are made at the discretion of the Compensation Committee after consideration of the factors discussed above and are not automatically implemented based upon a specific financial formula.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                           Parker H. Petit, Chairman
                            William J. Gresham, Jr.
                         Charles R. Hatcher, Jr., M.D.
                                Carl E. Sanders
                                Morris S. Weeden

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above. During 1994, the Committee consisted of Parker H. Petit, William J. Gresham, Jr., Charles R. Hatcher, Jr., M.D., Carl E. Sanders and Morris S. Weeden. Mr. Petit is Chairman of the Board and Chief Executive Officer of the Company. Mr. Sanders is the Chairman of a law firm which provided legal services to the Company during 1994 and which will provide legal services to the Company in the future.

PERFORMANCE GRAPH

     The following graph shows a five year comparison of cumulative total returns at December 31 for the years in question for the Company, the S&P 500 Index and the S&P Healthcare Composite Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1989, and that all dividends were reinvested.

                                   (GRAPH)

                                                                      S&P
      Measurement Period           Healthdyne,      S&P 500        HealthCare
    (Fiscal Year Covered)             Inc            Index         Composite
1989                                 100.00          100.00          100.00
1990                                 100.00           96.89          117.45
1991                                 233.71          126.42          180.89
1992                                  82.02          136.05          151.42
1993                                  60.67          149.76          138.70
1994                                  71.91          151.74          156.89

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report and the stock Performance Graph shall not be incorporated by reference into any such filings.

CERTAIN TRANSACTIONS

     In July 1981, 405,000 shares of Common Stock reserved under the Company's 1981 Incentive Stock Option Plan were sold to certain of the Company's officers for $1.33 per share in exchange for $540,000 principal amount of the Company's 8% promissory notes (the "1981 Promissory Notes") payable in four years and secured by the purchased shares. The Board of Directors extended the respective maturity dates of the 1981 Promissory Notes, forgave interest accrued from July 1985 through December 1987, and stayed the accrual of any additional interest until the stock is sold by said individuals. Mr. Parker H. Petit owns 248,000 of such shares. The maximum outstanding principal indebtedness to the Company of Mr. Petit (the only executive officer or director whose indebtedness to the Company exceeded $60,000) since January 1, 1994 was $950,800, of which $325,800 related to the 1981 Promissory Notes, $350,000 to a loan evidenced by a promissory note, dated September 24, 1992, bearing interest at a floating rate which is currently 9.0%, payable on November 1, 1995, $100,000 to a loan evidenced by a promissory note, dated March 16, 1993, bearing interest at a floating rate which is currently 9.0% and payable on demand, and $125,000 to a loan evidenced by a promissory note, dated June 27, 1994, bearing interest at a floating rate which is currently 9.0% and payable on demand. At the present time, Mr. Petit has approximately $850,800 of principal indebtedness outstanding to the Company.

     Mr. Carl E. Sanders, a director of the Company, is also the Chairman of Troutman Sanders, a law firm based in Atlanta, Georgia which provided certain legal services to the Company in fiscal year 1994 and may be retained by the Company in the future.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1995. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate shareholder questions.

                  SHAREHOLDER PROPOSALS AT THE COMPANY'S NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders of the Company who intend to submit proposals to the Company's shareholders at the Company's next Annual Meeting of Shareholders must submit such proposals to the Company no later than January 23, 1996, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Shareholder proposals should be submitted to J. Brent Burkey, Secretary, Healthdyne, Inc., 1850 Parkway Place, Marietta, Georgia 30067.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Act") requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports with the SEC regarding beneficial ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements of the Act in all instances with the sole exception of a late filing with respect to the reporting of one transaction relating to the disposition in 1993 of shares by the wife of Carl E. Sanders.

                            EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph or mail by one or more employees of the Company. The Company will also reimburse brokers, banks, nominees and other fiduciaries for the postage and reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company's Common Stock. In addition, the Company has retained D. F. King & Co., Inc., a proxy solicitation firm, to assist in soliciting proxies from beneficial owners of shares of the Company's Common Stock held individually and by brokerage houses and other nominees, custodians and fiduciaries. The Company anticipates that such assistance will cost approximately $5,000 plus reimbursement for any expenses incurred by D.F. King & Co., Inc. in its solicitation.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 1994, including financial statements and schedules, to any record or beneficial owner of its Common Stock as of May 19, 1995 who requests a copy of such report. Any request for the Form 10-K should be in writing addressed to:

                       J. Brent Burkey, Secretary
                       Healthdyne, Inc.
                       1850 Parkway Place
                       Marietta, Georgia 30067

     If the person requesting the Form 10-K was not a shareholder of record on May 19, 1995, the request must include a representation that such person was a beneficial owner of the Common Stock on that date. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Company's expenses in furnishing such exhibit(s).

                                          J. Brent Burkey
                                          Secretary

May 23, 1995

                                                                      APPENDIX A

                                HEALTHDYNE, INC.
                               1850 PARKWAY PLACE
                            MARIETTA, GEORGIA 30087

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 20, 1995

    The undersigned hereby appoints Parker H. Petit, J. Terry Dewberry and J. Brent Burkey, and each of them, proxies, with full power of substitution and with discretionary authority, to represent and to vote in accordance with the instructions set forth below, all shares of Common Stock of Healthdyne, Inc. held of record by the undersigned on May 19, 1995 at the Annual Meeting of Shareholders to be held at the Stouffer Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, at 10:30 a.m. on Tuesday, June 20, 1995 and any adjournments thereof.

1.  Election of Directors     / / FOR all nominees listed below                / / WITHHOLD AUTHORITY to vote for all
                                  (except as written to the contrary below)        nominees listed below

    Parker H. Petit; J. Terry Dewberry; William J. Gresham, Jr.; Charles R. Hatcher, Jr.; Alexander H. Lorch; Carl E. Sanders; Morris S. Weeden; J. Paul Yokubinas and Frederick P. Zuspan.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (Continued on Reverse Side)

(Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR"
ITEM 1.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.
                                               IF STOCK IS HELD IN THE NAME OF
                                               TWO OR MORE PERSONS, ALL MUST
                                               SIGN. WHEN SIGNING AS ATTORNEY,
                                               AS EXECUTOR, ADMINISTRATOR
                                               TRUSTEE, OR GUARDIAN, PLEASE GIVE
                                               FULL TITLE AS SUCH. IF A
                                               CORPORATION, PLEASE SIGN IN FULL
                                               CORPORATE NAME BY PRESIDENT OR
                                               OTHER AUTHORIZED OFFICER. IF A
                                               PARTNERSHIP, PLEASE SIGN IN
                                               PARTNERSHIP NAME BY AUTHORIZED
                                               PERSON.

                                               Dated:
                                               ---------------------------------

                                               ---------------------------------
                                               Signature

                                               ---------------------------------
                                               Signature if Held Jointly

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.